EXHIBIT 99.1

News Release:	April 29, 2014
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
First Quarter 2014 Unaudited Preliminary Financial Highlights
Bank Declares Quarterly Cash Dividend

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the three months ended March 31, 2014, reporting $10.7 million of net income, compared to $16.0 million in first quarter 2013, and an increase in its retained earnings balance to $297.5 million as of March 31, 2014.
Based on the bank's first quarter 2014 financial results, the Seattle Bank's Board of Directors declared a $0.025 per share cash dividend, to be paid on April 30, 2014, based on average Class A and Class B stock outstanding during first quarter 2014. In addition, the bank announced that it will repurchase up to $100 million of excess capital stock during second quarter 2014. The Seattle Bank repurchased $99.5 million of excess capital stock in first quarter 2014.
"As indicated by our profitability and growth in retained earnings, the Seattle Bank’s financial condition continues to improve," stated President and CEO Michael L. Wilson. "We are challenged, however, to grow advance volumes while our member financial institutions are experiencing high levels of liquidity and less-than-robust loan growth. Until these conditions change or our members increase their FHLBank borrowings for other reasons—to hedge against rising interest rates, for example—our opportunities for growth will be limited."
Key features of the Seattle Bank's operating results for the three months ended March 31, 2014, included:

•
Lower net interest income. Net interest income after provision (benefit) for credit losses for the three months ended March 31, 2014, decreased to $31.5 million, from $34.6 million in first quarter 2013, primarily due to lower interest income on mortgage loans held for portfolio and advances, partially offset by increased interest income on investments. The changes in interest income on mortgage loans held for portfolio and investments were primarily volume-driven and the change in interest income on advances was primarily due to lower yields.

•
Change in net loss (gain) on derivatives and hedging activities. The bank recorded net losses of $1.4 million on its derivatives and hedging activities in first quarter 2014, compared to a net gain of $611,000 in the same period in 2013. The change was primarily the result of temporary ineffectiveness of the bank's fair value hedges and changes in the fair value of swaptions that are economically hedging the bank's assets and liabilities.

•
Higher operating expenses. Operating expenses increased by $1.5 million for the three months ended March 31, 2014, compared to the same period in 2013, primarily due to increases in compensation and benefits expense, which were partially offset by decreases in the bank's occupancy costs and other operating expenses.

Other Financial Information

•	Total assets increased to $36.1 billion as of March 31, 2014, from $35.9 billion as of December 31, 2013.

•	Advances outstanding decreased to $9.9 billion as of March 31, 2014, from $10.9 billion as of December 31, 2013, primarily due to the maturity of advances with Bank of America, National Association.

•
Accumulated other comprehensive loss declined to $25.2 million as of March 31, 2014, from $71.8 million as of December 31, 2013, primarily due to improvements in the market values of the bank's available-for-sale securities previously determined to be other-than-temporarily impaired.

•	Total capital increased to $1.2 billion as of March 31, 2014, from $1.1 billion, as of December 31, 2013.

•	The Seattle Bank paid cash dividends (including interest on mandatorily redeemable capital stock) totaling $672,000 in first quarter 2014.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of March 31, 2014	As of December 31, 2013
Advances	$9,860,336	$10,935,294
Investments (1)	25,312,662	22,545,976
Mortgage loans held for portfolio, net	760,954	797,620
Total assets	36,055,469	35,870,314
Consolidated obligations, net	32,334,133	32,402,896
Mandatorily redeemable capital stock	1,661,957	1,747,690
Total capital stock	913,261	922,977
Retained earnings	297,540	287,090
Accumulated other comprehensive loss	(25,170)	(71,768)
Total capital (2)	1,185,631	1,138,299

	For the Three Months Ended March 31,
Selected Statements of Income Data	2014	2013
Net interest income before benefit for credit losses	$31,706	$34,579
Provision (benefit) for credit losses	236	(41)
Net interest income	31,470	34,620
Non-interest income:
Other-than-temporary impairment credit loss	(3)	(342)
Derivatives and hedging activities	(1,434)	611
Other non-interest income (3)	772	433
Other non-interest expense	18,888	17,561
Total assessments	1,236	1,776
Net income	$10,681	$15,985

Selected Performance Measures	As of March 31, 2014	As of December 31, 2013
Regulatory capital (4)	$2,872,758	$2,957,757
Risk-based capital surplus (5)	$1,435,030	$1,483,070
Regulatory capital-to-assets ratio	7.97%	8.25%
Regulatory leverage ratio	11.81%	12.21%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	109.13%	107.67%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR):
Return on PVCS	1.63%	2.26%
Average annual one-month LIBOR	0.16%	0.19%
Core mission activity (CMA) assets to consolidated obligations (6)	38.11%	41.51%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.7 billion as of March 31, 2014 and December 31, 2013.
(3)
Depending upon activity within the period, may include the following: gain on sale of available-for-sale securities, gain (loss) on financial instruments held under fair value option, gain (loss) on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital and mandatorily redeemable capital stock.
(5)
Defined as the excess of the bank's risk-based capital requirement over permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings).

(6)	Defined as advances, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of consolidated obligations.

The Seattle Bank expects to file its first quarter 2014 quarterly report on Form 10-Q with the Securities and Exchange Commission on or around May 8, 2014.
Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Federal Housing Finance Agency (FHFA), effective November 22, 2013 (collectively, with related understandings with the FHFA, the Amended Consent Arrangement), which superseded the previous Consent Order and related understandings put in place in October 2010 (2010 Consent Arrangement). In addition to continued compliance with the terms of the plans and policies adopted and implemented to address the 2010 Consent Arrangement, the Amended Consent Arrangement requires development and implementation of a plan acceptable to the FHFA to increase advances and other core mission assets as a percentage of the bank's consolidated obligations, Board of Director's monitoring for compliance with the terms of such plans and policies, and continued non-objection from the FHFA prior to repurchasing or redeeming any excess capital stock or paying dividends on the bank's capital stock. With FHFA non-objection, the Seattle Bank has repurchased up to $25 million of excess capital stock on a quarterly basis since the third quarter of 2012 and paid modest quarterly dividends to its shareholders based on the bank's quarterly net income since July 2013. In addition, with FHFA non-objection, in March 2014, the Seattle Bank repurchased an additional $75 million of excess capital stock on which the redemption waiting period had been satisfied. The FHFA reviews the bank's requests to repurchase and pay dividends on its capital stock on a quarterly basis.
About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 327 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, and the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the three months ended March 31, 2014. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, and other actions, including those relating to the Amended Consent Arrangement and payments of dividends and repurchases and redemptions of shares, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, regulatory and legislative actions and approvals (including those of the FHFA), changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and other filings made with the Securities and Exchange Commission. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.